Exhibit 10.2

One Penn Plaza, Suite 19th Floor

New York, NY 10119

(212) 845-8200

February 26, 2015

Dr. David Guyer

c/o Ophthotech Corporation

One Penn Plaza, Suite 19th Floor

New York, NY 10119

Dear David:

Subject to your execution below, this letter hereby amends the employment letter, dated April 26, 2013, between you and Ophthotech Corporation (the “Company”) (the “2013 Employment Letter”) by making the following changes:

1.              Section 2 of the 2013 Employment Letter is hereby replaced in its entirety by the following:

2.                                      Base Salary. Effective January 1, 2015, your base salary will be at the rate of $25,000 per semi-monthly pay period (which if annualized equals $600,000), less all applicable taxes and withholdings, to be paid in installments in accordance with the Company’s regular payroll practices.

2.              The first paragraph of Section 6 of the 2013 Employment Letter is hereby replaced in its entirety by the following two paragraphs:

6.                                      Severance. If your employment is terminated by the Company, or, if applicable, its successor, without Cause or by you for Good Reason prior to a Change in Control Event or more than twelve (12) months following a Change in Control Event, then (subject to your executing (and not revoking) a separation agreement as described below) the Company, or its successor, will (i) pay you an amount equal to twelve (12) months of your base salary, less standard employment-related withholdings and deductions, which amount shall be paid to you in a lump sum on the Payment Date (as defined below), (ii) pay you a pro-rated portion of the bonus to which you would otherwise be entitled pursuant to Section 3 hereof for the year in which your employment terminates (without regard to whether the performance goals with respect to such target bonus have been established or met), less standard employment-related withholdings and deductions, which amount shall be paid to you on the Payment Date, and (iii) provide for continued coverage, at the Company’s expense, under the Company’s medical and dental benefit plans to the extent permitted under such plans for a period of twelve (12) months immediately following the date of the termination of your employment. The Company shall not be obligated to pay to you the severance payments provided for herein unless you have timely executed (and not revoked) a separation agreement in substantially the form attached hereto. Such separation agreement must be executed and become binding and enforceable within sixty (60) calendar days after the effective date of your termination of employment (such 60th day, the “Payment Date”); provided, however, that if the 60th day following the date of termination occurs in the next calendar year following the date of termination, then the Payment Date shall be no earlier than January 1 of such following calendar year.

If your employment is terminated by the Company or its successor without Cause or by you for Good Reason within twelve months following a Change in Control Event, then (subject to your executing (and not revoking) a separation agreement as described in the immediately preceding paragraph) the Company or its successor will (i) pay you an amount equal to twenty-four (24) months of your base salary, less standard employment-related withholdings and deductions, which amount shall be paid to you in a lump sum on the Payment Date, (ii) pay you an amount equal to two times the target bonus described in Section 3 hereof for the year in which your employment terminates (without regard to whether the performance goals with respect to such target bonus have been established or met), less standard employment-related withholdings and deductions, which amount shall be paid to you on the Payment Date, (iii) provide for continued coverage, at the Company’s expense, under the Company’s medical and dental benefit plans to the extent permitted under such plans for a period of twenty-four (24) months immediately following the date of the termination of your employment, and (iv) provide that any then-unvested equity awards held by you that vest solely based on the passage of time shall immediately vest in full and become exercisable or free from forfeiture or repurchase, as applicable; provided, however, that this equity award acceleration provision shall not supersede or replace any other provision in an agreement covering an equity award granted to you by the Company that is at least as beneficial to you.

3.              The last paragraph of Section 6 of the 2013 Employment Letter (i.e., the definition of “Good Reason”) is hereby replaced in its entirety by the following:

For purposes hereof, “Good Reason” shall mean, without your written consent: (i) any change in your position, title or reporting relationship with the Company that diminishes in any material respect your title, authority, duties or responsibilities, including your removal as a member of the Board; provided that your ceasing to serve as Chairman of the Board shall not be itself constitute Good Reason if you are still serving as a member of the Board; (ii) any material reduction in your base compensation; (iii) a material change in the primary geographic location at which services are to be performed by you (unless the new location is closer to your primary residence than the prior location); or (iv) a material breach of any provision hereof by the Company or any successor or assign. Notwithstanding the foregoing, “Good Reason” shall not be deemed to have occurred unless: (A) you provide the Company with written notice that you intend to terminate your employment hereunder for one of the grounds set forth in subsections (i), (ii), (iii) or (iv) of the immediately preceding sentence within sixty (60) days of such reason(s) occurring, (B) if such ground is capable of being cured, the Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and

(C) you terminate your employment within six (6) months from the date that Good Reason first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify you from asserting Good Reason for any subsequent occurrence of Good Reason.

In the event of any conflict between the terms of this amendment and the terms of the 2013 Employment Letter, the terms of this amendment shall control. Except as expressly modified herein, the terms of the 2013 Employment Letter, including, for the avoidance of doubt, the definition of “Cause” as provided in Section 6 thereof, remain in full force and effect. This amendment may only be modified in a document signed by both the Company and you. This amendment may be executed in counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument.

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If this amendment is acceptable to you, please sign and date this amendment below and return the signed and dated amendment to me on or before March 6, 2015.

Sincerely,

OPHTHOTECH CORPORATION

		By:	/s/ Amy R. Sheehan
Amy R. Sheehan
Executive Director, Human Resources

ACCEPTED AND AGREED:

/s/ Dr. David R. Guyer
Dr. David R. Guyer

Date:	2-26-15